Nanophase Technologies Corporation S-8

 Exhibit 5.1

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

April 19, 2021

Nanophase Technologies Corporation
1319 Marquette Drive
Romeoville, Illinois 60446

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Nanophase Technologies Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering the offer and sale of (i) up to 3,000,000 shares (the “2019 Plan Shares”) of the Company’s Common Stock, par value $0.01 per share, pursuant to the Nanophase Technologies Corporation 2019 Equity Compensation Plan (the “2019 Plan”) and (ii) up to 150,000 shares (the “2005 Plan Shares” and together with the 2019 Plan Shares, the “Shares”) of the Company’s Common Stock, par value $0.01 per share, pursuant to the Nanophase Technologies Corporation 2005 Non-Employee Director Restricted Stock Plan (the “2005 Plan”).

We have examined the Registration Statement, the Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, a unanimous written consent executed by the Company’s Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered necessary. We have also examined a certificate of an officer of the Company dated the date hereof (the “Certificate”). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Company (including the Certificate) and have not independently verified the matters stated therein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the 2019 Plan or the 2005 Plan, as applicable, and in the case of Shares to be issued upon the exercise of stock options, the exercise price therefor paid as described in the 2019 Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is solely for the use of the Company in connection with the Registration Statement. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

TAFT STETTINIUS & HOLLISTER LLP